Exhibit 99.2

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Holdings AnnouncesApproval of Stock Repurchases

Princeton, NJ, January 10, 2013—Rockwood Holdings, Inc. (NYSE: ROC) todayannounced that its Board of Directors has authorized the Company to repurchase shares of Rockwood common stock up to an aggregate of $400 million.  The Company intends to effectuate these repurchases in 2013.

Seifi Ghasemi, Chairman and Chief Executive Officer, said, “Based upon the strength of our balance sheet and our ability to generate cash, the Board has authorized the stock repurchase program.  This approval demonstrates our strong belief that the current Rockwood share price offers outstanding value and will enable us to use some of our existing cash to unlock value for our shareholders.”

Repurchases under the program may be made through one or more open market transactions, unsolicited or solicited privately negotiated transactions, accelerated share repurchase programs or other derivative transactions, self tender offers, or through any combination of the foregoing, or in such other manner as determined by the Company.  The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of the Company’s shares, general market and economic conditions, and other factors. The share repurchase program may be extended, suspended or discontinued at any time without notice.

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,300 people and annual net sales of approximately $3.7 billion in 2011. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to Rockwood’s share repurchase program or the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risksand uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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